Exhibit 5.1

LAW OFFICE OF JILLIAN SIDOTI
34721 Myrtle Court
Winchester, CA 92596
(323) 799-1342

November 30, 2009

Lin’an Tengda Food Corp.
Board of Directors
Maoli Village, Longgang Town,
Lin'an City, Zhejiang Province

RE:	Lin’an Tengda Food Corp. Registration Statement on Form S-1

Gentlemen:

I have been retained by Lin’an Tengda Food Corp., a Nevada corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-1, to be filed by the Company with the U.S. Securities and Exchange Commission relating to the offering of securities of the Company. You have requested that I render my opinion as to whether or not the securities previously issued  on terms set forth in the Registration Statement are validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1. Certificate of Incorporation of the Company;
2. Bylaws of the Company;
3. The Registration Statement; and
4. Unanimous consent resolutions of the Company's Board of Directors.

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company already issued pursuant to the Registration Statement are validly authorized and are validly issued, fully paid and non-assessable under the corporate laws of the State of Nevada.

I consent to my name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

/s/ Jillian Ivey Sidoti
Jillian Ivey Sidoti